EXHIBIT 3.2



                         RECKSON ASSOCIATES REALTY CORP.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     FIRST: The charter of Reckson Associates Realty Corp., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article VII,
Section 11 in its entirety and by adding a new Article VII, Section 11 to read as follows:

          "Section 11. EXEMPTIONS BY BOARD. (i) The Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any particular Person or Persons if evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interest of the Corporation.

          (ii) Notwithstanding Section 11(i), the Board of Directors shall waive the Ownership Limit with respect to any particular Person or Persons (other than a Person that is an individual, including any Person that is considered an individual for purposes of Section 542(a)(2) of the Code) to the extent that evidence satisfactory to the Board of Directors and the Corporation's tax counsel is presented that the changes in ownership that would be allowed pursuant to such waiver will not cause any individual (including any Person that is considered an individual for purposes of Section 542(a)(2) of the Code) to Beneficially Own shares of Common Stock in excess of the Ownership Limit.

          (iii) In granting any such waiver under (i) or (ii) above, the Board of Directors may provide that the waiver is subject to compliance, at or after the time of the granting of the waiver, with any terms and conditions determined by the Board of Directors designed to enable the Corporation to continue to be qualified as a REIT."

     SECOND: The foregoing amendments have been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and the Articles of Amendment and Restatement.

     THIRD: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

            IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 2nd day of June, 2004.

ATTEST:                                     RECKSON ASSOCIATES REALTY CORP.





/s/ Jason Barnett                           By:   /s/ Scott Rechler       (SEAL)
------------------------------------            --------------------------------
Jason Barnett                                     Scott Rechler
Secretary                                         Chief Executive Officer and
                                                  President








                                       2